Exhibit 16.1

March 24, 2021

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16F of Form 20-F of ProQR Therapeutics N.V. for the year ended December 31, 2020 to be filed on or around March 24, 2021 and have the following comments:

1.	We agree with the statements made in the second, third and fourth paragraphs of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.
2.	We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours sincerely,

/s/ Deloitte Accountants B.V.

Amsterdam, The Netherlands